August 2008 Filed pursuant to Rule 433 dated July 29, 2008 relating to Preliminary Pricing Supplement No. 736 dated July 29, 2008 to Registration Statement No. 333-131266
STRUCTURED INVESTMENTS
Opportunities in Currencies and Equities
Capital-Protected Notes due November 30, 2011
Based on the Performance of a Basket Composed of the S&P BRIC 40 Index and Three Emerging Market Currencies
Capital Protected Notes provide investors with exposure to a wide variety of assets and asset classes, including equities, commodities and currencies with limited or no downside risk to the initial investment. They are for investors who are concerned about principal risk and who are willing to forgo some upside or yield in exchange for principal protection. These Capital Protected Notes provide investors with exposure to a weighted basket composed 45% of the S&P BRIC 40 Index, which is an index of equity securities selected from the equity markets of Brazil, Russia, India and China, and 55% of the currencies of Brazil, Russia and India (equally weighted at 18.3333% each), which are the currencies of three of the four countries represented in the S&P BRIC 40 Index, with no downside risk to the initial investment.  They are for investors who are concerned about principal risk and who are willing to forgo market interest rates in exchange for principal protection and leveraged upside exposure to the S&P BRIC 40 Index and the currencies of Brazil, Russia and India.
SUMMARY TERMS
Issuer:	Morgan Stanley	Issuer ratings:	Moody’s: Aa3 (downgrade review) / S&P: A+ (negative outlook)*
Aggregate principal amount:	$
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Pricing date:	August 22, 2008
Original issue date:	August 29, 2008 (5 business days after the pricing date)
Maturity date:	November 30, 2011
Principal protection:	100%
Interest:	None
Basket:	Basket Index	Weighting
	The S&P BRIC 40 Index	45%
Basket Currencies (relative to USD)
	Brazilian real (“BRL”)	18.3333%
	Russian ruble (“RUB”)	18.3333%
	Indian rupee (“INR”)	18.3333%
We refer to the basket index and each of the basket currencies as “basket components”.
Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:	$1,000 times the basket performance times the participation rate; provided that the supplemental redemption amount will not be less than zero.
Basket performance:	Sum of the performance values of each of the basket components.
Participation rate:	110% to 120%. The actual participation rate will be determined on the pricing date.
Basket component performance value:
With respect to the basket index:
[(final basket index value – initial basket index value) / initial basket index value] x weighting
With respect to each of the basket currencies:
[(initial exchange rate / final exchange rate) - 1] x weighting

Initial basket index value:	The closing value of the basket index on the pricing date
Final basket index value:	The closing value of the basket index on the valuation date
Initial exchange rate:	For each basket currency, the exchange rate for such basket currency on the pricing date
Final exchange rate:	For each basket currency, the exchange rate for such basket currency on the valuation date
Exchange rate:	With respect to each basket currency, the rate for conversion of such basket currency into one U.S. dollar as determined by reference to the applicable reference source described herein.
Valuation date:	November 21, 2011 subject to adjustment for market disruption events.
Minimum purchase:	$10,000 (10 notes)
CUSIP:	617482AY0
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to public	Agent’s commissions(1)	Proceeds to company
Per Note:	$1,000	$24	$976
Total:	$	$	$
(1)
For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying preliminary pricing supplement.

* On June 27, 2008, Moody’s Investor Services placed our long-term debt ratings on review for downgrade.  The ratings listed above have been assigned to the issuer and reflect each rating agency's views of the likelihood that we will honor our obligation to pay the principal amount at maturity and the interest, if any, payable under the terms of the notes and do not address the price at which the notes may be resold prior to maturity, which may be substantially less than the issue price of the notes. The ratings assigned by the rating agencies reflect only the views of the respective rating agencies, are not recommendations to buy, sell or hold the notes and are subject to revision or withdrawal at any time by such rating agencies in their sole discretion.  Each rating should be evaluated independently of any other rating.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THE OFFERING AND THE RELATED PRELIMINARY PRICING SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Preliminary Pricing Supplement No. 736 dated July 29, 2008

Amendment No. 1 to the Prospectus Supplement dated July 24, 2007                Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Capital-Protected Notes due November 30, 2011
Based on the Performance of a Basket of the S&P BRIC 40 Index and Three Emerging Market Currencies

Investment Overview

The Capital Protected Notes due November 30, 2011 (the “notes”) provide investors with:

▪
An opportunity to gain access to the S&P BRIC 40 Index, an index of equity securities selected from the equity markets of Brazil, Russia, India and China and to the currencies of Brazil, Russia and India.

▪	Uncapped leveraged participation in any positive performance of the basket, if the basket should increase over the term of the notes

▪	100% principal protection, regardless of the performance of the basket

Maturity:	3.25 years
Protection at maturity:	100%
Participation rate:	110% to 120%. The actual participation rate will be determined on the pricing date.
Payment at maturity:	(i) If the basket performance is positive: Þ par plus 110% to 120% of the positive performance of the basket (ii) If the basket performance is negative or flat: Þ par

Basket Overview

BASKET COMPONENTS
	Weighting	Reference Source Page	Current Level	52 Weeks Ago	52 Week High	52 Week Low
Basket Index
S&P BRIC 40 Index	45%	Bloomberg “SBR”	2,688.82	2,595.86	3,520.51	2,194.12
Basket Currencies (quoted as units of the currency per U.S. dollar)
Brazilian real (“BRL”)	18.3333%	Reuters “BRFR”	1.5732	1.8587	2.0562	1.5732
Russian ruble (“RUB”)	18.3333%	Reuters “EMTA”	23.3827	25.4927	25.8933	23.1541
Indian rupee (“INR”)	18.3333%	Reuters “RBIB”	42.3050	40.3300	43.3500	39.2500

Basket Historical Performance February 2, 2004 to July 25, 2008

The graph illustrates the effect of any offset and/or correlation among the basket components during such period.  The graph does not attempt to show your expected return on an investment in the notes at maturity. You cannot predict the future performance of any of the basket components or of the basket as a whole, or whether increases in the value of any of the basket components will be offset by decreases in the value of other basket components, based on their historical performance.

August 2008	Page 2

Capital-Protected Notes due November 30, 2011
Based on the Performance of a Basket of the S&P BRIC 40 Index and Three Emerging Market Currencies

S&P BRIC 40 Index

Launched by Standard & Poor’s Corporation, a division of The McGraw-Hill Companies on June 20, 2006, the S&P BRIC 40 Index is intended to provide exposure to 40 leading companies from the emerging markets of Brazil, Russia, India and China. There is no minimum number of stocks from the respective four countries that have to be included. All stocks in the S&P BRIC 40 Index trade in developed market exchanges – the Hong Kong Stock Exchange, London Stock Exchange, Nasdaq Stock Market and New York Stock Exchange. The S&P BRIC 40 Index uses a particular selection procedure for its composition stocks, and a modified market capitalization weighting scheme.  For more information on the S&P BRIC 40 Index see “Description of Notes—The S&P BRIC 40 Index” in the accompanying preliminary pricing supplement.

The following tables set forth the approximate weightings by country and by sector of the components of the S&P BRIC 40 Index as of July 25, 2008:

Country	Weighting	Sector	Weighting
Brazil	26.71%	Energy	41.09%
Russia	28.89%	Financials	30.51%
India	3.82%	Telecom	16.71%
China	40.56%	Materials	9.48%
		Consumer Staples	1.23%
		Industrials	0.98%

The ten largest component securities of the S&P BRIC 40 Index on July 25, 2008 are as follows:

Component Security	Country	Weighting in the S&P BRIC 40 Index
OAO Gazprom	Russia	9.33%
China Mobile Ltd.	China	8.51%
Petroleo Brasileiro S.A.	Brazil	7.05%
Vale R Doce	Brazil	5.38%
Lukoil	Russia	4.88%
Industrial and Commercial Bank of China Ltd.	China	4.60%
China Construction Bank Corporation	China	4.17%
Bradesco	Brazil	4.01%
China Life Insurance Co. Ltd.	China	3.86%
PetroChina Co. Ltd.	China	3.69%

License Agreement between Standard & Poor’s® Corporation and Morgan Stanley.  “Standard & Poor’s®” and “S&P®,” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley. See “Description of Notes—License Agreement Between S&P and Morgan Stanley” in the accompanying preliminary pricing supplement.

August 2008	Page 3

Capital-Protected Notes due November 30, 2011
Based on the Performance of a Basket of the S&P BRIC 40 Index and Three Emerging Market Currencies

How Do Currency Exchange Rates Work?

▪	Exchange rates reflect the amount of one currency that can be exchanged for a unit of another currency.

▪
A decrease in an exchange rate means that the relevant basket currency has appreciated / strengthened relative to the U.S. dollar.  This means that it takes fewer of the relevant basket currency to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date.  Viewed another way, one unit of the basket currency can purchase more dollars on the valuation date than it could on the pricing date.  For example, the following illustrates an instance where BRL has strengthened relative to the U.S. dollar by 10%:

Pricing date = 1.600 BRL / 1 USD and Valuation date = 1.455 BRL / 1 USD

▪
An increase in an exchange rate means that the relevant basket currency has depreciated / weakened relative to the U.S. dollar.  This means that it takes more of the relevant basket currency to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date.  Viewed another way, one unit of the basket currency can purchase fewer dollars on the valuation date than it could on the pricing date.  For example, the following illustrates an instance where BRL has weakened relative to the U.S. dollar by 10%:

Pricing date = 1.600 BRL / 1 USD and Valuation date = 1.778 BRL / 1 USD

Actual exchange rates on the pricing date will vary.

August 2008	Page 4

Capital-Protected Notes due November 30, 2011
Based on the Performance of a Basket of the S&P BRIC 40 Index and Three Emerging Market Currencies

Key Investment Rationale

The notes offer leveraged exposure to the positive performance of the basket, while protecting 100% of your principal in exchange for foregoing current yield or interest.  The basket measures the combined weighted performances of the S&P BRIC 40 Index and of the currencies of Brazil, Russia and India (as measured relative to the U.S. dollar) over the term of the notes.

Access:
The notes offer exposure to both the S&P BRIC 40 Index, an index of equity securities selected from the equity markets of Brazil, Russia, India and China (collectively, “BRIC”) and the currencies of Brazil, Russia and India.

Principal Protection:	The notes offer investors exposure to the basket while maintaining 100% protection of the invested principal.
Best Case Scenario
The basket performance is positive and, at maturity, the notes redeem for the sum of (i) the stated principal amount of $1,000 and (ii) 110% to 120% of the basket performance, which is not subject to a maximum payment amount.

Worst Case Scenario	The basket performance is negative and, at maturity, the notes redeem for the stated principal amount of $1,000.

Summary of Key Risks (see page 10)

▪	No interest payments and possibility of no return other than the return of principal

▪	The notes are subject to currency exchange risk directly through the currency components and indirectly because the S&P BRIC 40 Index is calculated in U.S. dollars

▪	The notes will not be listed on any securities exchange. Secondary trading may be limited and you could receive less than par if you try to sell your notes prior to maturity.

▪	Many unpredictable factors will affect the value of the notes.

▪	There are risks associated with investments in securities linked to the value of emerging markets equity securities

▪	There is a high concentration of energy and financial sector stocks in the S&P BRIC 40 Index.

▪	Government intervention in relation to the basket currencies could materially and adversely affect the value of the notes.

▪	Even though the basket currencies trade around-the-clock, the notes will not.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	Changes in the value of one or more of the basket currencies may offset each other.

▪	Suspension or disruptions of market trading in the basket currencies may adversely affect the value of the notes

▪	Economic interests of the calculation agent may be potentially adverse to the investors.

▪	Hedging and trading activity by affiliates of the issuer could adversely affect exchange rates of the basket currencies.

▪	Credit risk to Morgan Stanley.

August 2008	Page 5

Capital-Protected Notes due November 30, 2011
Based on the Performance of a Basket of the S&P BRIC 40 Index and Three Emerging Market Currencies

Fact Sheet
The notes are senior unsecured obligations of Morgan Stanley, will pay no interest and will have the terms described in the accompanying preliminary pricing supplement, prospectus supplement and the prospectus.  At maturity, we will pay per note the stated principal amount of $1,000 plus a supplemental redemption amount, if any, based on the positive performance, if any, of the basket. The notes are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.
Expected Key Dates
Pricing date:	Original issue date:	Maturity date:
August 22, 2008	August 29, 2008 (5 business days after the pricing date)	November 30, 2011

Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Basket:	Basket Index	Weighting
	The S&P BRIC 40 Index	45%
Basket Currencies
	Brazilian real (“BRL”)	18.3333%
	Russian ruble (“RUB”)	18.3333%
	Indian rupee (“INR”)	18.3333%
We refer to the basket index and each of the basket currencies as “basket components”.
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Interest:	None
Issuer call right:	None
Denominations:	$1,000 and integral multiples thereof.
Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:	$1,000 times the basket performance times the participation rate; provided that the supplemental redemption amount will not be less than zero.
Participation rate:	110% to 120%. The actual participation rate will be determined on the pricing date.
Basket performance:	Sum of the performance values of each of the basket components.

A negative performance value for one or more basket components will partially or wholly offset any positive performance of the other basket components such that the basket performance as a whole may be less than or equal to zero, in which case you will only receive your principal back at maturity.
Please see “Hypothetical Payout on the Notes” for full examples of how to calculate the basket performance at maturity.

Basket component performance value:
With respect to the basket index:
[(final basket index value – initial basket index value) / initial basket index value] x weighting
The basket index performance value may be either positive or negative.
With respect to each of the basket currencies:
[(initial exchange rate / final exchange rate) - 1] x weighting

Initial basket index value:	The closing value of the basket index on the pricing date, as published by the index publisher
Final basket index value:	The closing value of the basket index on the valuation date, as published by the index publisher
Index publisher:	Standard & Poor’s Corporation, or any successor publisher
Initial exchange rate:	The exchange rate as posted on the applicable reference source on the pricing date
Final exchange rate:	The exchange rate as posted on the applicable reference source on the valuation date

For a description of how the final exchange rate will be determined if the applicable reference source is unavailable and in certain other circumstances, please see “Description of Notes – Exchange Rate” in the accompanying preliminary pricing supplement.

Exchange rate:	With respect to each basket currency, the rate for conversion of such basket currency into one U.S. dollar as determined by reference to the applicable reference source.
Reference source:	BRL: Reuters “BRFR” RUB: Reuters “EMTA” INR: Reuters “RBIB”
Valuation date:	November 21, 2011
Risk Factors:	Please see “Risk Factors” on page 10.

August 2008	Page 6

Capital-Protected Notes due November 30, 2011
Based on the Performance of a Basket of the S&P BRIC 40 Index and Three Emerging Market Currencies

General Information
Listing:	None
CUSIP:	617482AY0
Minimum ticketing size:	$10,000 / 10 notes
Tax considerations:
The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders.”  Under this treatment, if you are a U.S. taxable investor, you will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, even though no interest is payable on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes will be treated as ordinary income.  If the notes were priced on July 28, 2008, the “comparable yield” would be a rate of 5.9318% per annum, compounded semi-annually; however, the comparable yield will be determined on the pricing date and may be different from the comparable yield set forth above.  Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1,000) consists of a projected amount equal to $1,209.6062 due at maturity. The comparable yield and the projected payment schedule for the notes will be updated in the final pricing supplement.  You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustments to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the notes) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

	ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
	Original Issue Date through December 31, 2008	$19.9374	$19.9374
	January 1, 2009 through June 30, 2009	$30.2503	$50.1877
	July 1, 2009 through December 31, 2009	$31.1475	$81.3352
	January 1, 2010 through June 30, 2010	$32.0713	$113.4065
	July 1, 2010 through December 31, 2010	$33.0225	$146.4290
	January 1, 2011 through June 30, 2011	$34.0019	$180.4309
	July 1, 2011 through the Maturity Date	$29.1753	$209.6062

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments in respect of the notes, and we make no representation regarding the actual amounts of payments that will be made on a note.

	If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Calculation agent:	MS & Co.
Payment currency:	U.S. dollar
Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.
On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the notes by taking positions in forwards and options contracts on the basket currencies, in the stocks underlying the basket index or options contracts on the basket index or positions in any other available currencies or instruments that we may wish to use in connection with such hedging.  Such purchase activity could decrease the initial exchange rates for the basket currencies and/or increase the initial value of the basket index and, as a result, could increase the level of positive performance that must be achieved by the basket components on the valuation date before you receive a payment at maturity that exceeds the principal amount of the notes.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Benefit Plan Investor Considerations:	See “Benefit Plan Investor Considerations” in the accompanying preliminary pricing supplement.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying preliminary pricing supplement and prospectus related to this offering which can be accessed via the hyperlinks on the front page of this document.

August 2008	Page 7

Capital-Protected Notes due November 30, 2011
Based on the Performance of a Basket of the S&P BRIC 40 Index and Three Emerging Market Currencies

Hypothetical Payout on the Notes

The following hypothetical examples are provided for illustrative purposes only.  Actual results will vary.

Below are two full examples of how to calculate the payment at maturity based on the hypothetical data in the table below.

Example 1:  The basket performance is positive.

Basket Component	Basket Weighting	Hypothetical Initial Exchange Rate / Initial Basket Index Value	Hypothetical Final Exchange Rate / Final Basket Index Value	% Appreciation / Depreciation
S&P BRIC 40 Index	45%	2,750	2,887.50	5%
Brazilian real	18.3333%	1.600	1.524	5%
Russian ruble	18.3333%	23.000	21.905	5%
Indian rupee	18.3333%	40.000	38.095	5%

Basket performance = Sum of performance values

[(final basket index value – initial basket index value) / initial basket index value]  x  45%; plus

[(initial Brazilian real exchange rate / final Brazilian real exchange rate) – 1]  x  18.3333%; plus

[(initial Russian ruble exchange rate / final Russian ruble exchange rate) – 1]  x 18.3333%; plus

[(initial Indian rupee exchange rate / final Indian rupee exchange rate) – 1]  x 18.3333%

So, using the hypothetical initial and final values above:

Basket index performance value = [(2,887.50 – 2,750) / 2,750] x 45%  =   2.25%; plus

Brazilian real performance value = [(1.600 / 1.524) - 1] x 18.3333%  = 0. 9167%; plus

Russian ruble performance value = [(23.000 / 21.905) - 1] x 18.3333%  = 0.9167%; plus

Indian rupee performance value = [(40.000 / 38.095) - 1] x 18.3333%  = 0.9167%; equals

Basket performance   =   5%

Hypothetical basket performance =	5%
Hypothetical participation rate =	115%
Supplemental redemption amount =	$1,000 x basket performance x participation rate
= $1,000 x 5% x 115% = $57.50

Because the basket performance is greater than zero, investors will receive a supplemental redemption amount.  Therefore, the total payment at maturity per note will be $1,057.50, which is the sum of the $1,000 principal amount and the supplemental redemption amount of $57.50.

August 2008	Page 8

Capital-Protected Notes due November 30, 2011
Based on the Performance of a Basket of the S&P BRIC 40 Index and Three Emerging Market Currencies

Example 2:  Basket performance is zero or negative.

Basket Component	Basket Weighting	Hypothetical Initial Exchange Rate / Initial Basket Index Value	Hypothetical Final Exchange Rate / Final Basket Index Value	% Appreciation / Depreciation
S&P BRIC 40 Index	45%	2,750	2,062.50	–25%
Brazilian real	18.3333%	1.600	1.455	10%
Russian ruble	18.3333%	23.000	20.909	10%
Indian rupee	18.3333%	40.000	36.364	10%

Basket performance = Sum of currency performance values

[(final basket index value – initial basket index value) / initial basket index value]  x  45%; plus

[(initial Brazilian real exchange rate / final Brazilian real exchange rate) – 1]  x  18.3333%; plus

[(initial Russian ruble exchange rate / final Russian ruble exchange rate) – 1]  x  18.3333%; plus

[(initial Indian rupee exchange rate / final Indian rupee exchange rate) – 1]  x  18.3333%

So, using the hypothetical initial and final values above:

Basket index performance value = [(2,062.50 – 2,750) / 2,750] x 45%  = –11.25%; plus

Brazilian real performance value = [(1.600 / 1.455) - 1] x 18.3333%  = 1.833%; plus

Russian ruble performance value = [(23.000 / 20.909) - 1] x 18.3333%  = 1.833%; plus

Indian rupee performance value = [(40.000 / 36.364) - 1] x 18.3333%  = 1.833%; equals

Basket performance   = –5.75%

Hypothetical basket performance =	– 5.75%
Supplemental redemption amount =	$0

Because the basket performance is less than (or equal to) 0%, the supplemental redemption amount will be $0 and the total payment at maturity per note will only equal the $1,000 principal amount per note.

In the above example, the three basket currencies—the Brazilian real, the Russian ruble and the Indian rupee (with a combined basket weighting of 55%)—each strengthen by approximately 10% relative to the U.S. dollar over the term of the notes, but the S&P BRIC 40 Index (with a basket weighting of 45%)— declines by 25% over the term of the notes.  Accordingly, although the basket currencies strengthened relative to the U.S. dollar, the decline in the value of the basket index more than offsets the strengthening of the basket currencies, the basket performance is less than zero and the investor receives only the $1,000 stated principal amount per note at maturity.

The basket performance may be equal to zero or less than zero even though one or more basket components has a positive performance value as the positive performance values of one or more basket components may be moderated, or wholly offset, by the lesser positive performance values or negative performance values of one or more of the other basket components.

August 2008	Page 9

Capital-Protected Notes due November 30, 2011
Based on the Performance of a Basket of the S&P BRIC 40 Index and Three Emerging Market Currencies

Risk Factors

The notes are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the notes.  Accordingly, you should consult your own financial and legal advisors as to the risks entailed by an investment in the notes and the suitability of such notes in light of your particular circumstances.  The notes are not secured debt and investing in the notes is not equivalent to investing directly in the basket currencies or in the basket index.  The following is a non-exhaustive list of certain key considerations for investors in the notes.  For a complete list of considerations and risk factors, please see the accompanying preliminary pricing supplement and prospectus.  You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

▪
No interest payments and possibility of no return other than the return of principal.  The terms of the notes differ from ordinary debt securities in that no interest will be paid.  Because the supplemental redemption amount is variable and may equal zero, the overall return on the notes may be less than the amount that would be paid on an ordinary debt security of comparable maturity and you may only receive the principal amount of the notes you hold at maturity.

▪
The notes are subject to currency exchange risk directly through the currency components and indirectly because the S&P BRIC 40 Index is calculated in U.S. dollars. Fluctuations in the exchange rates between the U.S. dollar and the basket currencies will affect the value of the notes.  The exchange rates between the basket currencies and the U.S. dollar are the result of the supply of, and the demand for, these basket currencies.  Changes in the exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the country of each basket currency and the United States, including economic and political developments in other countries.

Of particular importance to potential currency exchange risk are:

•      existing and expected rates of inflation,

•      existing and expected interest rate levels,

•      the balance of payments, and

•      the extent of governmental surpluses or deficits in the relevant BRIC country and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the BRIC countries and the United States and other countries important to international trade and finance.

Two of the basket currencies, the Brazilian real and the Russian ruble have experienced significant devaluations within the past 10 years.  The Brazilian real in 1999 suffered a currency crisis and significant devaluation, and the Russian ruble devalued significantly in August 1998, forcing the Central Bank of Russia to abandon attempts to maintain the value of the ruble.  We cannot assure you that a currency crisis or significant devaluation will not happen in the future to one or more of the basket currencies during the term of the notes.  If one or more of the basket currencies experiences a devaluation, the value of the notes will be significantly adversely affected.

You are exposed to currency exchange rate risk, not only in the portion of the basket represented by the three currencies, but also in the portion of the basket represented by the S&P BRIC 40 Index, because the closing prices of the stocks composing the S&P BRIC 40 Index are either quoted in U.S. dollars or converted into U.S. dollars for purposes of calculating the value of the S&P BRIC 40 Index.  Exposure to currency changes in the S&P BRIC 40 Index will depend on the extent to which the BRIC currencies strengthen or weaken against the U.S. dollar and the relative weight of the component stocks in the S&P BRIC 40 Index denominated in each such currency.  If any of the BRIC currencies weakens relative to the U.S. dollar, the value of the S&P BRIC 40 Index, and consequently, of the notes, will be adversely affected.

Even if the prices of the equity securities included in the S&P BRIC 40 Index go up in their home currencies, the S&P BRIC 40 Index may go down or go up significantly less if the Brazilian real, the Russian ruble, the Indian rupee and/or the Chinese renminbi weaken relative to the U.S. dollar during the same period.

August 2008	Page 10

Capital-Protected Notes due November 30, 2011
Based on the Performance of a Basket of the S&P BRIC 40 Index and Three Emerging Market Currencies

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Secondary trading may be limited. The notes will not be listed on any securities exchange and there may be little or no secondary market.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes easily or at a price that you desire.  MS & Co. currently intends to act as a market maker for the notes but is not required to do so.

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Many unpredictable factors will affect the value of the notes.  Several factors, some of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market.  As noted above, we expect that the exchange rate for the basket currencies and the value of the basket index on any day will affect the value of the notes more than any other single factor.  Other factors that may influence the value of the notes include: (i) the volatility (frequency and magnitude of changes in value) of the basket currencies relative to the U.S. dollar and of the basket index; (ii) interest and yield rates in the U.S. market and in the markets for each of the basket components; (iii) geopolitical conditions and economic, financial; regulatory, political, judicial or other events that affect the basket components or currencies markets generally and that may affect the final exchange rates or that affect the securities underlying the basket index or equity markets generally; (iv) the dividend rate on the securities underlying the basket index; (v) the time remaining to the maturity; and (vi) Morgan Stanley’s creditworthiness.  As a result, the market value of the notes will vary and sale of the notes prior to maturity may result in a loss.

Furthermore, specific currency exchange rates are volatile and are affected by numerous factors specific to each of Brazil, Russia, India and China.  For further information about the risks specific to each Brazil, Russia, India and China, see “Risk Factors—Specific currency exchange rates are volatile and are affected by numerous factors specific to each foreign country” in the accompanying preliminary pricing supplement.

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There are risks associated with investments in securities linked to the value of emerging markets equity securities.  The stocks composing the S&P BRIC 40 Index have been issued by companies in Brazil, Russia, India and China.  Investments in securities linked to the value of emerging markets equity securities, such as those composing the S&P BRIC 40 Index, involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.  The prices of securities in emerging markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

The prices of securities in emerging markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries.  The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the economies in such countries may differ from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

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There is a high concentration of energy and financial sector stocks in the S&P BRIC 40 Index.  Companies involved in the energy sector are generally particularly sensitive to the price of oil and gas on the world market, and a decline in the price of oil and gas could have a significant negative impact on the performance of the equity securities of energy companies.  In addition, any acts of terrorism or armed conflict causing disruptions of oil and gas exports from major energy producing countries could negatively affect the operations of the energy companies included in the S&P BRIC 40 Index.

August 2008	Page 11

Capital-Protected Notes due November 30, 2011
Based on the Performance of a Basket of the S&P BRIC 40 Index and Three Emerging Market Currencies

Financial services companies are subject to specific and substantial risks, including, without limitation, extensive government regulation which may limit both the amounts and types of loans and other financial commitments they can make, the businesses they can enter and the interest rates and fees they can charge.  The ability of companies in the financial services sector to generate profits is largely dependent on the availability and cost of capital funds, which may fluctuate significantly when interest rates change.

Any of these factors could negatively affect the value of the S&P BRIC 40 Index and, therefore, the value of the notes.

▪
Government intervention in relation to the basket currencies could materially and adversely affect the value of the notes.  Foreign exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely.  Governments, including those issuing the basket currencies, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies.  They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  Thus, a special risk in purchasing the notes is that their trading value and amount payable could be affected by the actions of sovereign governments, fluctuations in response to other market forces and the movement of currencies across borders.

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Even though the basket currencies trade around-the-clock, the notes will not. Because the inter-bank market in foreign currencies is a global, around-the-clock market, the hours of trading for the notes, if any, will not conform to the hours during which the underlying basket currencies are traded.  Consequently, significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the notes.  Additionally, there is no systematic reporting of last-sale information for foreign currencies which, combined with the limited availability of quotations to individual investors, may make it difficult for many investors to obtain timely and accurate data regarding the state of the underlying foreign exchange markets.

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Because there is direct exposure through the basket currencies and indirect exposure through the S&P BRIC 40 Index to emerging markets currencies, the basket is subject to an increased risk of significant adverse fluctuations.  There is direct exposure through the basket currencies and indirect exposure through the S&P BRIC 40 Index to emerging markets currencies.  There is an increased risk of significant adverse fluctuations in the performance of the basket components as the basket currencies are currencies of less developed and less stable economies and there is no stabilizing component provided by one of the major currencies.  Currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the relevant country, which may negatively affect the value of the notes.

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The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Morgan Stanley is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the notes as well as the projected profit included in the cost of hedging its obligations under the notes.  In addition, any such prices may differ from values determined by pricing models used by Morgan Stanley as a result of dealer discounts, mark-ups or other transaction costs.

▪
Changes in the value of one or more of the basket components may offset each other. Exchange rate movements in the basket currencies may not correlate with each other and may not correlate with the performance of the basket index.  At a time when one or more of the basket currencies strengthens relative to the U.S. dollar, the exchange rate of one or more of the other basket currencies may weaken relative the U.S. dollar or strengthen to a lesser extent.  In addition, the basket currencies may strengthen or weaken relative to the U.S. dollar while the basket index conversely depreciates or appreciates.  Therefore, in calculating the basket performance, the strengthening relative to the U.S. dollar of one or more of the basket currencies may be moderated, or wholly offset, by the weakening or lesser strengthening relative to the U.S. dollar of one or more of the other basket currencies or the lesser appreciation or depreciation of the value of the basket index.  Similarly, any appreciation in the value of the basket index may be moderated, or wholly offset, by the weakening or lesser strengthening relative to the U.S. dollar of one or more of the basket currencies.

August 2008	Page 12

Capital-Protected Notes due November 30, 2011
Based on the Performance of a Basket of the S&P BRIC 40 Index and Three Emerging Market Currencies

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Suspension or disruptions of market trading in the basket currencies may adversely affect the value of the notes.  The currency markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators.  These circumstances could adversely affect the exchange rates of the basket currencies and, therefore, the value of the notes.

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Economic interests of the calculation agent may be potentially adverse to the investors. The calculation agent is an affiliate of the issuer.  Any determinations made by the calculation agent may affect the payment to you at maturity.

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Hedging and trading activity by affiliates of the issuer could adversely affect exchange rates of the basket currencies. Affiliates of the issuer will carry out hedging activities related to the notes (and possibly to other instruments linked to the basket components), including trading in forward and options contracts on the basket currencies as well as in other instruments related to the basket currencies, in the stocks underlying the basket index and in options contracts on the basket index.  Affiliates of the issuer also trade the basket currencies and other financial instruments related to the basket currencies, in the stocks underlying the basket index and other financial instruments related to the basket index on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially decrease the initial exchange rates for the basket currencies and/or increase the initial value of the basket index and, as a result, could increase the level of positive performance that must be achieved by the basket components on the valuation date before you receive a payment at maturity that exceeds the principal amount of the notes.

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Morgan Stanley’s credit ratings may affect the market value of the notes. Investors are subject to the credit risk of Morgan Stanley.  Any decline in Morgan Stanley’s credit ratings may affect the market value of the notes.

August 2008	Page 13

Capital-Protected Notes due November 30, 2011
Based on the Performance of a Basket of the S&P BRIC 40 Index and Three Emerging Market Currencies

Historical Information
The first table below sets for the published high, low and end of quarter official closing values of the Basket Index for each calendar quarter from February 2, 2004, the date on which the index was first calculated, to July 25, 2008.  The tables following set forth the published high, low and end of quarter exchange rates for each of the basket currencies for the period from January 1, 2003 to July 25, 2008.  The graphs following each table set forth the historical closing values of the basket index or the historical exchange rate performance of each basket currency, as applicable, for the same respective periods.  We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification.  In addition, the daily exchange rates published by Bloomberg Financial Markets may differ from the exchange rates as determined on the applicable Reuters page.  We will not use Bloomberg Financial Markets to determine the applicable exchange rates.  The historical exchange rates and historical exchange rate performance of the basket currencies and the historical closing values and performance of the basket index should not be taken as an indication of future performance.  We cannot give you any assurance that the basket performance will be greater than zero or that you will receive any supplemental redemption amount.
The S&P BRIC 40 Index	High	Low	Period End
2004
First Quarter (beginning February 2, 2004)	952.70	873.51	929.27
Second Quarter	957.62	732.42	801.02
Third Quarter	902.35	773.46	902.35
Fourth Quarter	973.47	884.18	973.47
2005
First Quarter	1,074.02	910.38	1,002.04
Second Quarter	1,066.05	950.95	1,066.05
Third Quarter	1,337.18	1,069.33	1,337.18
Fourth Quarter	1,375.66	1,190.66	1,354.94
2006
First Quarter	1,642.08	1,383.42	1,614.88
Second Quarter	1,868.37	1,362.53	1,630.68
Third Quarter	1,761.33	1,566.66	1,715.05
Fourth Quarter	2,182.57	1,697.52	2,181.25
2007
First Quarter	2,235.35	1,893.22	2,114.87
Second Quarter	2,423.38	2,110.79	2,394.46
Third Quarter	3,006.69	2,194.12	3,006.69
Fourth Quarter	3,520.51	3,006.43	3,226.50
2008
First Quarter	3,228.86	2,559.95	2,757.88
Second Quarter	3,387.79	2,805.53	2,945.33
Third Quarter (through July 25, 2008)	2,899.41	2,688.82	2,688.82

The S&P BRIC 40 Index Daily Closing Values from February 2, 2004 to July 25, 2008

August 2008	Page 14

Capital-Protected Notes due November 30, 2011
Based on the Performance of a Basket of the S&P BRIC 40 Index and Three Emerging Market Currencies

BRL (BRL per USD)	High	Low	Period End
2003
First Quarter	3.67	3.26	3.35
Second Quarter	3.31	2.84	2.84
Third Quarter	3.07	2.82	2.90
Fourth Quarter	2.95	2.83	2.89
2004
First Quarter	2.96	2.78	2.90
Second Quarter	3.21	2.88	3.09
Third Quarter	3.08	2.85	2.86
Fourth Quarter	2.88	2.65	2.66
2005
First Quarter	2.76	2.57	2.68
Second Quarter	2.66	2.33	2.33
Third Quarter	2.49	2.21	2.23
Fourth Quarter	2.38	2.16	2.34
2006
First Quarter	2.34	2.10	2.16
Second Quarter	2.35	2.06	2.17
Third Quarter	2.22	2.12	2.17
Fourth Quarter	2.20	2.13	2.14
2007
First Quarter	2.15	2.04	2.06
Second Quarter	2.05	1.90	1.93
Third Quarter	2.06	1.83	1.83
Fourth Quarter	1.85	1.74	1.78
2008
First Quarter	1.83	1.66	1.76
Second Quarter	1.74	1.59	1.60
Third Quarter (through July 25, 2008)	1.61	1.57	1.57

Brazilian real (BRL per USD) Daily Exchange Rates from January 1, 2003 to July 25, 2008

August 2008	Page 15

Capital-Protected Notes due November 30, 2011
Based on the Performance of a Basket of the S&P BRIC 40 Index and Three Emerging Market Currencies

RUB (RUB per USD)	High	Low	Period End
2003
First Quarter	31.96	31.37	31.39
Second Quarter	31.29	30.32	30.37
Third Quarter	30.73	30.24	30.59
Fourth Quarter	30.52	29.24	29.24
2004
First Quarter	29.24	28.44	28.52
Second Quarter	29.08	28.51	29.07
Third Quarter	29.28	28.99	29.22
Fourth Quarter	29.22	27.72	27.72
2005
First Quarter	28.20	27.45	27.86
Second Quarter	28.68	27.71	28.63
Third Quarter	28.83	28.16	28.50
Fourth Quarter	28.98	28.43	28.74
2006
First Quarter	28.74	27.67	27.70
Second Quarter	27.72	26.73	26.85
Third Quarter	27.05	26.67	26.80
Fourth Quarter	26.98	26.17	26.33
2007
First Quarter	26.60	25.97	25.99
Second Quarter	26.04	25.68	25.74
Third Quarter	25.89	24.86	24.86
Fourth Quarter	25.05	24.29	24.63
2008
First Quarter	24.79	23.45	23.49
Second Quarter	23.90	23.32	23.45
Third Quarter (through July 25, 2008)	23.52	23.15	23.38

Russian ruble (RUB per USD) Daily Exchange Rates from January 1, 2003 to July 25, 2008

August 2008	Page 16

Capital-Protected Notes due November 30, 2011
Based on the Performance of a Basket of the S&P BRIC 40 Index and Three Emerging Market Currencies

INR (INR per USD)	High	Low	Period End
2003
First Quarter	48.01	47.47	47.47
Second Quarter	47.47	46.40	46.49
Third Quarter	46.44	45.70	45.76
Fourth Quarter	45.93	45.22	45.63
2004
First Quarter	45.64	43.60	43.60
Second Quarter	46.25	43.54	46.06
Third Quarter	46.47	45.67	45.95
Fourth Quarter	45.90	43.46	43.46
2005
First Quarter	43.93	43.42	43.75
Second Quarter	43.83	43.29	43.49
Third Quarter	44.15	43.18	44.02
Fourth Quarter	46.31	44.13	45.05
2006
First Quarter	45.09	44.12	44.62
Second Quarter	46.39	44.60	46.04
Third Quarter	47.00	45.77	45.93
Fourth Quarter	45.97	44.26	44.26
2007
First Quarter	44.68	43.05	43.47
Second Quarter	43.29	40.49	40.70
Third Quarter	41.35	39.69	39.77
Fourth Quarter	39.90	39.25	39.42
2008
First Quarter	40.74	39.27	40.11
Second Quarter	43.10	39.79	43.06
Third Quarter (through July 25, 2008)	43.35	42.01	42.31

Indian rupee (INR per USD) Daily Exchange Rates from January 1, 2003 to July 25, 2008

August 2008	Page 17